Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Road, Suite 300
Concord, CA
800 986-9711

Management Assessment

Management of the Commercial Mortgage Servicing Group of Wells Fargo Bank, N.A. (the “Company”) is responsible for assessing the Company’s compliance, as of and for the year ended December 31, 2006, with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB to the extent applicable to the obligations of the Company related to servicing commercial mortgage loans securitized in commercial mortgage backed securities transactions. Management’s assessment has been made with respect to those commercial mortgage loans which the Company services and which belong to loan pools underlying the commercial mortgage backed securities transactions identified on Appendix A (the “Platform”).

In making its assessment, management used the servicing criteria in paragraph (d) of Item 1122 of Regulation AB except for the servicing criteria set forth in subparagraphs (d)(1)(iii), (d)(2)(ii), (d)(3)(i)-(iv), (d)(4)(ii) and (d)(4)(xv), which the Company has determined are not applicable to the servicing activities it performs with respect to the Platform.

With respect to the servicing criteria set forth in subparagraphs (d)(4)(xi) and (d)(4)(xii) of Item 1122(d) of Regulation AB, the Company has engaged a vendor to perform certain activities covered by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place designed to provide reasonable assurance that such vendor’s activities comply in all material respects with the servicing criteria applicable to such vendor.

Based on its assessment, management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission that are applicable to the servicing of the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2006

/s/ Kathryn O’Neal
Kathryn O’Neal
Managing Director
Head of Commercial Mortgage Servicing
Wells Fargo Bank, N.A.

/s/ James B. Scanlon
James B. Scanlon
Vice President
Wells Fargo Bank, N.A.

Date: March 15, 2007

Management Assessment - Appendix A

INV #	DEAL NAME	2006 10K FILER
621	MSCI 2006-TOP21	Wells Fargo Bank N.A. as Paying Agent
581	BSCM 2006-PWR11	Wells Fargo Bank N.A. as Certificate Administrator
568	MSCI 2006-HQ8	LaSalle Bank N.A. as Paying Agent
622	BSCM 2006-TOP22	Wells Fargo Bank N.A. as Paying Agent
700	MLMT 2006-C1	LaSalle Bank N.A. as Certificate Administrator
569	MSCI 2006-IQ11	LaSalle Bank N.A. as Trustee
751	JPM 2006-CIBC15	La Salle Bank N.A. as Paying Agent
582	BSCM 2006-PWR12	Wells Fargo Bank N.A. as Certificate Administrator
623	MSCI 2006-TOP23	Wells Fargo Bank N.A. as Paying Agent
752	MSCI 2006-HQ9	LaSalle Bank N.A. as Paying Agent
583	BSCM 2006-PWR13	Wells Fargo Bank N.A. as Certificate Administrator
753	JPM 2006-LDP8	LaSalle Bank N.A. as Trustee
624	BSCM 2006-TOP24	Wells Fargo Bank N.A. as Paying Agent
754	MSCI 2006-HQ10	Wells Fargo Bank N.A. as Paying Agent
755	JPM 2006-CIBC17	LaSalle Bank N.A. as Paying Agent
756	MLCFC 2006-4	LaSalle Bank N.A. as Trustee
584	BSCM 2006-PWR14	Wells Fargo Bank N.A. as Certificate Administrator